Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProxyMed, Inc.
(Exact name of Registrant as specified in its charter)

Florida	65-0202059
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1854 Shackelford Court, Suite 200,
Norcross, Georgia	30093-2924
(Address of Principal Executive Offices)	(Zip Code)
ProxyMed, Inc.
2002 Stock Option Plan, as amended
(Full title of the plan)

Peter E. Fleming, III
General Counsel
ProxyMed, Inc.
1854 Shackelford Court, Suite 200
Norcross, Georgia 30093-2924
(770) 806-9918
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Securities to be	to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered (1)	Per Share (2)	Price	Registration Fee
Common Stock, $0.001 par value	570,132	$3.12	$1,778,811.84	$54.61

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of shares of the Registrant’s common stock outstanding.

(2)	The Proposed Maximum Offering Price Per Share has been estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock, on April 13, 2007, as reported on the NASDAQ Global Market.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
     ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, (the “Registrant,” “Company,” “we,” or “us”) is filing this registration statement on Form S-8 to register five hundred seventy thousand one hundred thirty two (570,132) additional shares of common stock, $0.001 par value per share, authorized for issuance under our 2002 Stock Option Plan, as amended (the “Plan”).
     Of the five hundred seventy thousand one hundred thirty two (570,132) additional shares of common stock that are subject to this registration statement, (i) three hundred thousand (300,000) shares represent newly authorized shares and (ii) two hundred seventy thousand one hundred thirty two (270,132) shares represent shares that are reserved for issuance under our “Prior Plans” and that are not the subject of any outstanding options. Our Prior Plans are: the 1993 Stock Option Plan, the 1995 Stock Option Plan, the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2000 Stock Option Plan, the 2000 1/2 Stock Option Plan, and the 2001 Stock Option Plan. Our shareholders have voted to terminate all Prior Plans and as a result no new awards will be granted under such Prior Plans, although awards granted under each Prior Plan and still outstanding will continue to be subject to all terms and conditions of such Prior Plan. In addition, any shares that are the subject of outstanding options under the Prior Plans but that are not issued because the options expire, terminate or are cancelled, will be added to the shares reserved under the Plan.
     Pursuant to General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-89764), including the documents incorporated by reference therein, are incorporated by reference into this registration statement, except as set forth below.
     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit
Number	Exhibit Description

5.1	Opinion of Foley & Lardner LLP.*

10.43	2002 Stock Option Plan, as amended June 1, 2006 (incorporated by reference to Appendix C of the Proxy Statement filed on April 21, 2006).

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).*

24.1	Power of Attorney (contained on the signature page hereto).*

*	Filed Herewith

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 16th day of April, 2007.

ProxyMed, Inc.
By:	/s/ John G. Lettko
John G. Lettko
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John G. Lettko and Gerard M. Hayden, Jr., and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ John G. Lettko John G. Lettko	Chief Executive Officer, President and Director (principal executive officer)	April 16, 2007

/s/ Gerard M. Hayden, Jr. Gerard M. Hayden, Jr.	Chief Financial Officer, Executive Vice President, Finance and Treasurer (principal financial and accounting officer)	April 16, 2007

/s/ James B. Hudak James B. Hudak	Chairman of the Board and Director	April 16, 2007

/s/ Edwin M. Cooperman Edwin M. Cooperman	Director	April 16, 2007

/s/ Eugene R. Terry Eugene R. Terry	Director	April 16, 2007

/s/ Samuel R. Schwartz Samuel R. Schwartz	Director	April 16, 2007